Exhibit 99

                                                          MEDIA CONTACT:
                                                          Dennis Milewski
                                                           (860) 722-5567

FOR IMMEDIATE RELEASE

                       HSB GROUP, INC. ELECTS NEW DIRECTOR

HARTFORD, Conn., July 23, 1998 -- HSB Group, Inc. announced today that Henrietta Holsman Fore, chairman and chief executive officer of The Holsman Companies, was elected a new director for a two-year term.

Fore became chairman and chief executive officer of The Holsman Companies in 1993. Holsman is an investment and management company engaging in international joint ventures with U.S. corporations, manufacturing, real estate management and development, and construction.

Fore is also president and chairman of the board of Stockton Products. Stockton manufactures metal products for residential and commercial construction.

During the early 1990s, Fore held two presidential appointments as assistant administrator at the U.S. Agency for International Development. She served as assistant administrator for Private Enterprise and assistant administrator for Asia where she directed a $1.1 billion annual foreign assistance program.

From 1990 to 1991, Fore served as founding chairman of the United States-Asia Environmental Partnership, a coalition of American and Asian businesses, government and community organizations that are focused on energy and environmental needs in Asia.

Fore is a director of Dexter Corporation and a trustee of National Public Radio Foundation. She is a senior associate with the Center for Strategic and International Studies in Washington, D.C. and a Crown Fellow Mentor with the Aspen Institute.
                                     -more-

HSB Group, Inc. (NYSE: HSB) is a global provider of insurance products and engineering management consulting services. HSB Group is the parent company of The Hartford Steam Boiler Inspection and Insurance Company, founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions. For more information about HSB, visit its web site at www.hsb.com.

                                      # # #